Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. Nos. 333-188489, 333-159632, 333-159630, 333-101996, 333-83968, 333-68558, 333-60195, 333-22109, 333-14071, 333-14067, and 33-54027) of Furmanite Corporation of our report dated March 6, 2014, with respect to the consolidated financial statements of Furmanite Corporation and subsidiaries (the “Company”) as of December 31, 2013, and for each of the two years in the period ended December 31, 2013, which appear in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ UHY LLP
Albany, New York
March 10, 2015